UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Expeditors International of Washington, Inc.
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May 8, 2015
Supplemental Information Regarding Certain Proposals

Proposal 2 - Advisory Vote to Approve Named Executive Officer Compensation
Shareholder Proposal 8 - No Accelerated Vesting of Equity Awards Upon a Change of Control
Shareholder Proposal 9 - Retain Significant Stock from Equity Compensation
Shareholder Proposal 10 - Recovery of Unearned Management Bonuses
Last month we provided our shareholders with the Proxy Statement for the Annual Meeting of Shareholders of Expeditors International of Washington, Inc., which will be held on May 21, 2015. We are writing to ask for your support by voting in accordance with the recommendations of our Board of Directors on all of the proposals included in our Proxy Statement. In particular, we are requesting your support on Proposal 2 - the annual advisory vote on the compensation paid to our named executive officers (referred to as the “Say-on-Pay proposal”).
A proxy advisory firm, Institutional Shareholder Services, Inc. (ISS), has recommended that shareholders vote against the Say-on-Pay proposal, and in favor of Shareholder Proposals 8, 9 and 10.
In light of the ISS recommendation on these four proposals, we thought it would be helpful to provide you the supplemental information set forth below. We hope you find this information, together with the information set forth in our Proxy Statement, helpful in your decision making process.
We encourage you to read carefully the discussions of each of these proposals contained in our Proxy Statement and the information provided in this supplement when considering how to vote.

ISS states in their 2015 report that “ISS has recommended against the company’s plans for several years, in part as a result of the excessive retirement package to the former CEO/founder, and resulting misalignment of pay and long-term performance, as well as due to the design of the incentive program.” This comment is simply incorrect, as demonstrated below.
ISS’s Recommendations since 2008:
2008 - Stock Option Plan - ISS recommended a vote FOR.
2008 - Executive Incentive Compensation Plan - ISS recommended a vote FOR and commented “ISS commends the company for designing the plan to directly link compensation with performance.”
2009 - Stock Option Plan - ISS recommended a vote FOR.
2010 - Stock Option Plan - ISS recommended a vote FOR.
2011 - Stock Option Plan - ISS recommended a vote FOR.
2011 - NEO Compensation - ISS recommended a vote FOR and commented “no significant concerns were found in reviewing the company’s compensation practices.”
2012 - Stock Option Plan - ISS recommended a vote FOR.
2012 - NEO Compensation - ISS recommended a vote FOR and commented “no significant concerns were found in reviewing the company’s executive compensation practices.”
2013 - Stock Option Plan - ISS recommended a vote FOR.
2013 - NEO Compensation - ISS recommended a vote FOR and commented “The company’s operating income fell by 14 percent in 2012, which in turn lowered NEO payments. In Rose’s case, the bonus fell by over 20 percent from the 2011 bonus.”

2014 - Stock Option Plan - ISS recommended a vote FOR.
2014 - NEO Compensation - ISS recommended a vote AGAINST and commented “Retiring CEO Peter Rose received an approximately $8 million retirement bonus payment in addition to $5.4 million annual compensation, resulting in an outsized overall pay package. Further concerns are raised by the heavy reliance on an annual incentive program, particularly when such program continues to provide NEOs with substantial awards while shareholder’ returns have underperformed peers on a long-term basis.”
Item 2. Advisory Vote to Ratify Named Executive Officers’ Compensation
In 2015, ISS has recommended a vote AGAINST NEO Compensation as, per their Executive Summary, they have a high level of concern on Pay for Performance misalignment. Under ISS’s Pay for Performance Evaluation, they have included Peter Rose’s 2013 $8 million retirement bonus in their calculation of “Relative Alignment,” “Absolute Alignment” and “Pay-For-Performance Qualitative Screen.” We believe Mr. Rose’s 2013 retirement bonus should be excluded from these calculations in 2014 for the following reasons:

1.	The Compensation Committee adopted a policy in 2014 that prohibits any future retirement bonuses. No retirement bonuses were paid in 2014 and none will be paid in the future.

2.	Mr. Rose’s retirement bonus is a one-time event. No other retirement bonus has been paid in the 35-year history of the Company and the policy above prohibits any such bonus in the future.

3.	Mr. Musser’s participation in the Executive Incentive Compensation bonus pool is 5.2% as compared to Mr. Rose’s 8.8%, a 41% reduction.

Excluding Mr. Rose’s 2013 $8 million retirement bonus from the 2014 calculations results in the following:

1.
Relative Alignment - Although we do not have access to ISS’s calculations and can only estimate the changes, this measurement appears to us to improve significantly when Mr. Rose’s retirement bonus is appropriately excluded. The Company’s performance on this chart would move to the left and likely into the area that indicates pay and performance alignment.

2.
Absolute Alignment - this measurement improves significantly. The TSR trend line would remain the same showing an increase over the five years presented. Absent the retirement bonus, CEO compensation would be closely correlated with TSR and Company financial performance.

3.	Pay-For-Performance Quantitative Screen - these measurements improve significantly.

Most importantly, we believe it is inappropriate for ISS to recycle their 2014 analysis of 2013 CEO compensation again in 2015. The Company has a new CEO and the Compensation Committee took significant and timely steps in 2014 to address specific shareholder concerns. Continuing to include Mr. Rose’s compensation in these calculations dismisses these steps and will result in a misleading claim of misalignment for years to come.

ISS also stated that “The compensation committee does not acknowledge that the say-on-pay proposal failed to pass at the 2014 annual meeting.” This comment is similarly incorrect. In Proposal No. 2 Advisory Vote to Approve Named Executive Officer Compensation on page 30 of our 2015 Proxy, we clearly state “At the 2014 Annual Meeting of Shareholders, 56% of votes were cast against the non-binding vote to approve the Company’s NEO compensation.” The Compensation Committee Report has an entire section entitled “Shareholder Feedback Following the 2014 Say-On-Pay Vote: What We Heard & How We Responded” on page 14 and the timeline presents separate and distinct points noting the Say-on-Pay failure and the timing of the Compensation Committee’s response.

In its conclusion, ISS states that “Although improved, the incentive programs still have design flaws. It has a single metric, and it is a major component of compensation, which may lead executives to overly focus on narrow aspects of company performance.” We disagree and believe that ISS’s analysis of the Compensation Discussion and Analysis section of our proxy overlooked the historical and philosophical foundation that our compensation program reinforces in our business, much in the same way their analysis overlooked our statements in the proxy concerning last year’s failed Say-on-Pay vote.

In our opinion, what ISS fails to take into account, is the comprehensive multivariate components of operating income that are required to be successfully managed to achieve increases in operating income and overall Company performance. There are many supporting policies that add robustness to this metric. As an example, no mention is made about how the cumulative nature of the plan requires that any operating losses must be recouped before further bonuses can be paid and the Company’s strict credit accountability. By its very nature, a focus on operating income precludes what ISS labels as “a narrow focus.” ISS’s assertions to the contrary are further reinforcement of our opinion that they did not understand the detailed description of our historically proven compensation program contained in Compensation Discussion and Analysis.

While there are other targets and measures one could use to assess the adequacy of the Company’s performance (such as gross revenue targets, expense control targets, etc.), the multivariate components required to maximize operating income through performance create a simple, comprehensive, objective and easily understood metric that both rewards efficiency and creates an environment which is critical in our business. Our discussions with our shareholders showed that they too understood the unique nature of our compensation program. While some voted against last year’s Say-on-Pay vote in protest to Mr. Rose’s retirement bonus, they did so in principle to this specific action, with which they obviously disagreed, but told us that absent this event, they would not have voted against our plan because of its focus on operating income.

Many business people and investors know that operating income captures many elements of managing a healthy business, including growing and maintaining profitable customers, improving customer satisfaction, gaining new customers, managing carriers and service provider relationships and costs, employee satisfaction and rewards, expense control and collecting cash timely. The combination of this incentive bonus plan with a modest fixed base salary and stock options that are only valuable if the Company’s value increases, results in an overall compensation program that is very well suited for our service Company as one’s compensation will only grow if operating income and the Company’s value grows. We think indiscriminant modifications to this proven system are not in the best interests of shareholders.

We again re-iterate our recommendation to vote FOR this proposal.

Item 8: Pro-rata Vesting of Equity Awards

ISS had recommended a vote FOR a shareholder proposal brought forth by the Trowel Trades S&P 500 Index Fund to disallow accelerated vesting on a change of control. The rationale behind this proposal is that underperforming management teams could engineer a takeover that accelerates their unvested options and create a “windfall” benefit.

We think this rationale provides a poor foundation for a broad sweeping proposal and offer the following points for rebuttal:

1.	Boards, not management, have the power to sell their company.

2.
We don’t agree that in our case, such an event would create a windfall. We view this as part of a program that allows us to recruit and retain high quality executive talent and the completion of an employment agreement that all our employees who receive stock options have entered into. In trusting their careers to us with the understanding that they will always be treated as the valued asset they are.

3.
We have no pensions at Expeditors and when a Company such as ours is taken over, there is a very strong likely-hood that higher level senior management will be furloughed or laid off. We think that those managers for whom stock options have become cornerstone of their life-planning should not be punished for a decision made by the Board of Directors that drastically impacts their employment and therefore their future.

4.
We do find it ironic that an investor who is essentially a pension fund, would deny our executives, who don’t have pension funds, the only thing they rely upon to provide for long-term life planning benefits. Our employees, including our executives, rely heavily on stock options. Accordingly, an increase in stock price, something we think all our shareholders would think is a good idea, has to occur for our people to earn their “pension fund” contributions. As we have noted, this is something that in the event of a takeover, would go away. To curtail this already contingent benefit by placing a vesting constraint on change in control we feel is unfair and not in keeping with contract the Company has with its employees, including its executives.

5.
We think that this proposal also assumes from a practical standpoint, that the acquiring company would be another public company. In this day of private equity buy-outs, we think that is not something that should be taken for granted. Plus not all takeover attempts are completed, Executives may seek other employment in anticipation of a change in control.

In addition, ISS either misunderstands the proposal or deviates from its own published guidance. In its Summary Proxy Voting Guidelines: 2015 Benchmark Policy Recommendations, ISS states:

“Generally vote for proposals seeking a policy that prohibits acceleration of the vesting of equity awards to senior executives in the event of a change of control (except for pro rata vesting considering the time elapsed and attainment of any related performance goals between the award date and the change in control).” (emphasis added)
In other words, through the parenthetical proviso above, ISS supports accelerated vesting upon a change of control alone, without the need for a termination event (i.e., partial accelerated vesting upon only a “single trigger”). The shareholder’s proposal, however, would permit pro rata vesting only through termination (i.e., change of control followed by a termination - a “double trigger”), and would thus constitute some form of “double-plus trigger” option that is unnecessarily punitive upon terminated employees, and more restrictive upon non-terminated employees post-COC than ISS itself has indicated is reasonable.
We again re-iterate our recommendation to vote AGAINST this proposal.
Item 9: Stock Retention
ISS has recommended a vote FOR a shareholder’s proposal submitted by the International Brotherhood of Electrical Works Pension Benefit Fund that would place constraints on how management could treat shares acquired through the Company’s equity compensation program.
In Expeditors case, the only equity compensation programs available to our employees are stock options that vest 50% after three years, 75% after four years and 100% after five years, and expire in ten years. Expeditors believes that stock options remain the fairest vehicle to provide equity incentive opportunities to our employees without taking advantage of our shareholders. Under our plans, the Company’s shareholders are only diluted by very small amount when the employees’ efforts have increased the value of the entire Company.
Several times over that past decade, we have been asked to respond to shareholder questions concerning the exercise of stock options and subsequent sale of stock options by our executives. In most cases these exercises and subsequent sales (known as cashless exercises) occurred near their ten year expiry date. (We would refer you to our responses to question 52 to our Form 8-K filed on May 10, 2010 and before then, our response to question 7 on our 8-K filed on November 29, 2007). The crux of both these responses goes to the issue of what characteristics stock options should take. As pointed out in both these responses, for several years before and after the turn of the century in 2000 a robust and emotional debate occurred in the financial reporting policy circles to define the appropriate characterization of, and the proper accounting treatment for, employee stock options.
That debate centered on whether stock options had value as compensation, and as such, should be included as a component of compensation expense in the financial statements; or, if stock options were to continue to be treated as a “sweat equity” contribution transfer from one shareholder to another, just as a trade in the stock market would occur, and not be recorded in the financial statements. The debate was long and loud. Many of us can recall Warren Buffet intoning his position on employee stock option debate by posing the rhetorical question “If they aren’t compensation, what are they?”
The compensation argument was adopted, and since 2006, companies have expensed the value of stock options (as computed by the Black-Scholes model) in their financial statements. We find a profound irony that the stock options themselves are deemed to be compensation and expensed, but this proposal would mandate that any value that would ultimately be realized on exercise would be treated as an investment and the executives who worked to earn this compensation would be subject to constraints on how they could deploy this compensation. We don’t put constraints on their short-term cash compensation, and think any attempt to do so would appropriately be viewed with the kind of disdain it would deserve. We see no reason why there should be any constraints on their long-term compensation.
We understand the importance of management holding shares. We have stock ownership guidelines to address the kinds of valid concerns investors have when management holds inadequate amounts of stock. We should point out here that our management team, by and large, didn’t need board-imposed stock guidelines to satisfy the actual stock ownership guidelines recently instituted by the Board. They already held significant shares as they recognized both the value and the opportunity to use their stock options and the Company Employee Stock Purchase Plan to accumulate shares.

In addition, ISS does not properly take into account the factors it claims it considers in determining whether such a stock retention policy is warranted, namely:

•	That Expeditors does have a rigorous officer ownership requirement in place;

•	That actual officer stock ownership dramatically exceeds this requirement; and

•	The lack of any problematic pay practices that might promote a short-term versus a long-term focus. [ISS Summary Proxy Voting Guidelines: 2015 Benchmark Policy Recommendations]

In summary, we think this proposal is addressing a concern that has already been addressed by the Company’s institution of stock ownership guidelines, and accordingly we encourage a vote AGAINST this proposal.

Item 10. Clawback of Incentive Payments

This proposal requires, in part, that recoupment provisions be included in all future incentive plans and award agreements. However, as noted in our Proxy Statement on page 47, our proposed 2015 Stock Option Plan does not contain a recoupment provision, and so ISS’s recommendation in favor of this proposal is in direct conflict with their recommendation in favor of the 2015 Stock Option Plan.

ISS states under their conclusion that “A large part of NEO equity grants are made under the company’s 2008 Executive Incentive Compensation Plan.” This comment is simply incorrect. No equity grants can be made under the 2008 Executive Incentive Compensation Plan.

Once again, we don’t think ISS is applying its own stated methodology. Having conceded that it evaluates such proposals on a case-by-case basis, and further acknowledging that the Executive Incentive Compensation Plan, which is the predominant form of compensation for our executives, does have a clawback, ISS says that since the Stock Option Plan does not, the proposal should pass. This recommendation despite taking into consideration the following list of ISS factors:

•	If the company has adopted a formal recoupment policy;
Expeditors’ response: The largest component of Executive compensation has always been subject to recoupment as it is built into the terms of the 2008 Executive Incentive Compensation Plan. Please see page 17 of our 2015 Proxy Statement under “Risk & Recovery.”

•	The rigor of the recoupment policy focusing on how and under what circumstances the company may recoup incentive or stock compensation;
Expeditors’ response: By design the rigor is absolute and automatic in that any losses that are incurred must be recovered from future operating income before any bonuses will be paid to Executives.

•	Whether the company has chronic restatement history or material financial problems;
Expeditors’ response: The Company has never had a restatement.

•	Whether the company’s policy substantially addresses the concerns raised by the proponent;
Expeditors’ response: We believe it does. Please see the Company’s Statement of Opposition on page 47 of our Proxy Statement.

•	Disclosure of recoupment of incentive or stock compensation from senior executives or lack thereof; or
Expeditors’ response: As statement above, the design is absolute and automatic and all Executives would be required to participate. The Executives are accountable to shareholders, to each other and to all our employees. The disclosure would also be automatic in that shareholders would see no pay outs under the 2008 Executive Incentive Compensation Plan in the event of a loss.
These positive factors, which weigh AGAINST adoption of the proposal, are simply unaddressed in ISS’s analysis. We again re-iterate our recommendation to vote AGAINST this proposal.